Exhibit (m)(6)

FORM OF SCHEDULE I

This Shareholder Servicing Agreement shall apply to the shares of the following series of Conestoga Funds:

•	Conestoga Small Cap Fund

•	Conestoga SMid Cap Fund (Investors Class)

•	Conestoga Mid Cap Fund (Investors Class)

Effective as of [______, 2021]